UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2009 rue21, inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34536	25-1311645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Commonwealth Drive, Suite 100 Warrendale, Pennsylvania	15086
(Address of principal executive offices)	(Zip Code)
(724) 776-9780
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 20, 2009, Mark F. Darrel resigned from the Board of Directors (the “Board”) of rue21, inc. (the “Company”).
     On November 20, 2009, the Company appointed Arnold S. Barron to the Board effective immediately. Mr. Barron was assigned as a Class I director of the Board with a term expiring in 2010. Mr. Barron will serve on the Audit Committee of the Board. Mr. Barron is 62 years old and from 2004 until his retirement in January 2009, served as the Senior Executive Vice President, Group President of The TJX Companies, Inc. From 2000 to 2004, Mr. Barron served as Executive Vice President, Chief Operating Officer of The MarMaxx Group. From 1996 to 2000, Mr. Barron served as Senior Vice President, Executive Group of TJX. From 1979 to 1996, Mr. Barron served in several other executive positions with The TJX Companies, Inc., including Senior Vice President, General Merchandising Manger of T.J. Maxx. Mr. Barron also serves as a member of the board of directors of Dollar Tree, Incorporated.
     Under the Company’s director compensation program, Mr. Barron will receive $50,000 per year in cash. In addition, Mr. Barron will receive an option grant of 12,500 shares of common stock and an annual option grant of 5,000 shares. These stock-option grants are subject to 25% vesting per year over four years and expire in ten years.
     The Company will enter into its standard form of indemnification agreement for its officers and directors with Mr. Barron.
     We confirm there is no transaction between Mr. Barron and the Company and its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.
     A copy of the press release is filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     99.1 Press Release of rue21, inc. dated November 23, 2009.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

rue21, inc.
	By:	/s/ Keith A. McDonough
Keith A. McDonough
November 23, 2009		Chief Financial Officer

EXHIBIT INDEX
99.1 Press Release of rue21, inc. dated November 23, 2009.